UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2006

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — Entry Into A Material Definitive Agreement

On February 23, 2006 the Heritage Commerce Corp (“Company”) Compensation Committee of the Board of Directors recommended and the Board of Directors approved salary increases for the Company’s executive officers.  Their new salaries are as follows:  William J. Del Biaggio (Chairman of the Board) $156,750; Walter T. Kaczmarek (Chief Executive Officer) $313,300; Lawrence D. McGovern (Chief Financial Officer) $207,000; Raymond Parker (Executive Vice President Banking Division) $235,000, and Kenneth A. Corsello (Executive Vice President-Chief Credit Officer) $188,000.  In increasing the salary base of its executive officers, the Compensation Committee reviewed the minimum, mid-range and maximum salaries paid to similarly situated positions at the Company’s peer banks and selected salary levels that placed the executives modestly over the mid-range.

On February 23, 2006, the Company’s Compensation Committee and Board of Directors approved an amendment to the Supplementary Retirement Plan for Directors and Executive Officers (the “Plan”).  The amendment is intended to address Section 409A of the Internal Revenue Code of 1986, as amended, and recent guidelines issued by the Internal Revenue Service which indicate that a key employee of a publicly traded company would be required to wait six months post “separation from service” to receive their first payout of their deferred compensation benefit for a plan covered by Section 409A.  The effect of these guidelines on the Plan would mean that participants would loose the first six months of their benefits provided to them under the Plan.  The amendment allows participants to receive these benefits in the seventh month following the date of separation.  A copy of the amendment is filed as Exhibit 10.1 attached hereto and incorporated by reference.

ITEM 9.01 — Financial Statements and Exhibits

(d)           Exhibits

10.1                           First Amendment to the 2005 Heritage Commerce Corp Supplemental Executive Retirement Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DATED: February 23, 2006	HERITAGE COMMERCE CORP

	By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	First Amendment to the 2005 Heritage Commerce Corp Supplemental Executive Retirement Plan